Exhibit 99.1

FOR IMMEDIATE RELEASE

February 22, 2010

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year Earnings

DALLAS, TEXAS – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $39.6 million for the quarter ended December 31, 2009. For the year ended December 31, 2009, the Bank reported net income of $148.1 million.

Total assets at December 31, 2009 were $65.1 billion, compared with $67.3 billion at September 30, 2009 and $78.9 billion at December 31, 2008. The decreases in total assets for both the fourth quarter and the full year were largely attributable to declines in the Bank’s advances to member institutions. Advances were $47.3 billion at December 31, 2009, compared with $50.0 billion at September 30, 2009 and $60.9 billion at December 31, 2008.

The Bank’s operating results for the quarter and year ended December 31, 2009 included credit-related other-than-temporary impairment charges of $1.0 million and $4.0 million, respectively, on certain of its investments in non-agency (private-label) residential mortgage-backed securities (RMBS). At December 31, 2009, the unpaid principal balance of the Bank’s non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $515.4 million; at September 30, 2009 and December 31, 2008, the unpaid principal balance of these securities totaled $546.8 million and $677.5 million, respectively.

The Bank’s retained earnings increased to $356.3 million at December 31, 2009, from $317.8 million at September 30, 2009 and $216.0 million at December 31, 2008. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings declined from $72.2 million at September 30, 2009 to $66.6 million at December 31, 2009. The Bank had not recognized any other-than-temporary impairment losses on its non-agency RMBS holdings as of December 31, 2008. At all times during the year ended December 31, 2009, the Bank was in compliance with all of its regulatory capital requirements.

Additional discussion and analysis regarding the Bank’s results will be included in its Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

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